RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              SAFELITE GLASS CORP.



     Safelite Glass Corp. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The present name of the Corporation is Safelite Glass Corp. The name under which the Corporation was originally incorporated is LS Acquisition Corp. No. 23. The date of filing of its original Certificate of Incorporation with the Secretary of State was January 13, 1987.

2. This Restated Certificate of Incorporation restates, integrates and further amends the Restated Certificate of Incorporation, as amended, of the Corporation to read as herein set forth in full:

               FIRST: The name of the Corporation is Safelite Glass Corp.

               SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

               THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

               FOURTH: The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 35,050,000 shares of capital stock, of which 40,000 shares shall be designated as Non-Voting 8% Preferred Stock, par value $.01 per share (the "Non-Voting 8% Preferred Stock"), 50,000 shares shall be designated as Series A Convertible Participating Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), 4,960,000 shares shall be designated as Class A Voting Common Stock, par value $.01 per share (the "Class A Common"), and 30,000,000 shares shall be designated as Class B Non- Voting Common Stock, par value $.01 per share (the "Class B Common" and, together with the Class A Common, the "Common Stock").

     A. Non-Voting 8% Preferred Stock. The powers, preferences and rights of the shares of Non-Voting 8% Preferred Stock, and the qualifications, limitations or restrictions thereof, are as follows:


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          1.   Designation and Amount.  The  Corporation  shall be authorized to issue 40,000 shares of preferred stock designated as Non-Voting 8% Preferred Stock, par value $.01 per share.

               The date on which the Corporation initially issues any shares of Non-Voting 8% Preferred Stock will be deemed to be its "date of issuance" regardless of the number of times transfer of such shares of Non-Voting 8% Preferred Stock is made on the stock records of the Corporation, and regardless of the number of certificates which may be issued to evidence such shares of Non-Voting 8% Preferred Stock.

          2.   Dividends.

               (a) General Obligation. In preference to the holders of shares of
          Common Stock and of any other capital stock of the Corporation ranking junior to the NonVoting 8% Preferred Stock as to payment of dividends, the Corporation will pay cumulative semi-annual dividends on Non-Voting 8% Preferred Stock if, when and as declared by the Board of Directors of the Corporation, and to the extent permitted under the General Corporation Law of the State of Delaware, which shall accrue on a daily basis (computed on the basis of a 360-day year and actual days elapsed) at the rate per annum of eight percent (8%) per share of NonVoting 8% Preferred Stock calculated as a percentage of $1,000 (plus accrued and unpaid dividends), compounded semi-annually, from and including December 18, 1997 until the redemption of Non-Voting 8% Preferred Stock (with payment being calculated up to and including the date on which full payment shall be tendered to the holders of Non-Voting 8% Preferred Stock). Such dividends will accrue and be cumulative whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

               If the Corporation elects not to redeem Non-Voting 8% Preferred Stock upon the occurrence of a Non-Voting 8% Preferred Stock Optional Redemption Event (defined below), the eight percent (8%) dividend rate will automatically increase to (i) fourteen percent (14%) per annum upon the occurrence of a Non-Voting 8% Preferred Stock Optional Redemption Event, (ii) fifteen percent (15%) per annum on the first annual anniversary date of such Non-Voting 8% Preferred Stock Optional Redemption Event and (iii) sixteen percent (16%) per annum on the second anniversary date of such Non-Voting 8% Preferred Stock Optional Redemption Event.

               A "Non-Voting 8% Preferred Stock Optional Redemption Event" shall mean (i) an underwritten initial public offering (a "Public Offering") of the Corporation's capital stock pursuant to a registration statement effected under the Securities Act of 1933, as amended or
          (ii) the occurrence of a Change in Control under the terms of the Indenture, dated as of December 20, 1996, as amended from time to time, by and between the Corporation and State Street Bank and Trust Company, as Trustee (the "Trustee"), or the Indenture, dated as of December 18, 1998, as amended from time to time, by and between the Corporation and the Trustee (collectively, the "Indentures").

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               (b) Distributing  Partial Dividend  Payments.  If at any time the
          Corporation distributes less than the total amount of dividends then accrued with respect to NonVoting 8% Preferred Stock, such payment will be distributed among the holders of Non-Voting 8% Preferred Stock so that an equal amount will be paid (as nearly as possible) with respect to each outstanding share of Non-Voting 8% Preferred Stock.

               (c) Priority. So long as any shares of Non-Voting 8% Preferred Stock remain outstanding, neither the Corporation nor any Subsidiary (which shall mean any corporation, association or other business entity of which the Corporation directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting securities or equity interests) will redeem, purchase or otherwise acquire any other equity security of the Corporation ranking junior to Non-Voting 8% Preferred Stock in right to payment now or hereafter outstanding, including, without limitation, the Common Stock and the Series A Preferred Stock (for purposes only of this Section A of Article Fourth, all such securities collectively, the "Junior Securities"), nor will the Corporation declare or pay any cash dividend (including accrued dividends) or make any distribution of assets other than shares of Junior Securities upon any Junior Securities; provided that nothing herein shall prohibit the Corporation from acquiring Common Stock of the Corporation pursuant to contractual rights approved by the Board of Directors of the Corporation.

          3.   Liquidation, Dissolution or Winding Up.

               (a) Treatment at Liquidation, Dissolution and Winding Up. In the event of a Liquidity Event (defined below), after payment or provision for payment of the amounts to which the holders of any outstanding shares of any capital stock ranking senior in preference to the Non-Voting 8% Preferred Stock, and before any distribution or payment may be made with respect to the Junior Securities, holders of each share of Non-Voting 8% Preferred Stock shall be entitled to be paid, out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or capital earnings, an amount in cash equal to $1,000 per share of Non-Voting 8% Preferred Stock (which amount, together with the other share and per share numbers used in this Section A of Article Fourth, shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the class or series of stock in question), plus accrued and unpaid dividends from the date of issuance thereof up to and including the date full payment shall be tendered to the holders of Non-Voting 8% Preferred Stock with respect to such Liquidity Event (the "Non-Voting 8% Preferred Stock Liquidation Amount"). The term "Liquidity Event" shall mean a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

               If, upon any such Liquidity Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to permit payment to the holders of NonVoting 8% Preferred Stock of the full amount of the Non-Voting 8% Preferred Stock Liquidation Amount to which they are entitled to be paid, the holders of shares of Non-Voting 8% Preferred

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



               Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the shares of Non-Voting 8% Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

               After the payment of the Non-Voting 8% Preferred Stock Liquidation Amount shall have been made in full to the holders of Non-Voting 8% Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the accounts of holders of Non-Voting 8% Preferred Stock so as to be available for such payment, the holders of NonVoting 8% Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation, and the remaining assets of the Corporation legally available for distribution to its stockholders shall be distributed among the holders of other classes of securities of the Corporation in accordance with their respective terms.

               (b) Distributions in Cash. The Non-Voting 8% Preferred Stock Liquidation Amount shall be paid in cash to the extent the Corporation has cash available. Whenever a distribution provided for in this Section A.3 of Article Fourth is payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

          4. Voting Power. Except as otherwise required by law or as provided in Section A.6 of Article Fourth or in that certain Amended and Restated Shareholders' Agreement among the Corporation and its stockholders dated December 18, 1997, as amended (the "Shareholders' Agreement"), the holders of Non-Voting 8% Preferred Stock shall not be entitled to vote on, and their consent shall not be required with respect to, any corporate matters.

          5.   Redemption.

               (a) Optional Redemption Rights. At any time, including upon the occurrence of a Non-Voting 8% Preferred Stock Optional Redemption Event (the "Non-Voting 8% Preferred Stock Redemption Date"), the Corporation may redeem Non-Voting 8% Preferred Stock at its option, in whole or in part, at $1,000 per share plus accrued and unpaid dividends from the date of issuance thereof up to and including the date on which full payment shall be tendered to holders of Non-Voting 8% Preferred Stock with respect to such redemption (the "Non-Voting 8% Preferred Stock Redemption Price").

               (b) Surrender of Certificates. Each holder of shares of Non-Voting 8% Preferred Stock to be redeemed under this Section A.5 of Article Fourth shall surrender the certificate or certificates representing such shares to the Corporation at the principal office of the Corporation, and thereupon the Non-Voting 8% Preferred Stock Redemption Price for such shares as set forth in this Section A.5 of Article Fourth shall be paid to the order of the person whose name appears on such certificate or certificates. Irrespective of whether the certificates therefor shall have been surrendered, all shares of Non-Voting 8% Preferred Stock which are the subject of a redemption shall be deemed to have been redeemed and shall be canceled effective

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



          as of the closing of a Public Offering or the Non-Voting 8% Preferred Stock Redemption Date, as the case may be, unless the Corporation shall default in the payment of the Non-Voting 8% Preferred Stock Redemption Price.

               (c) Partial Redemptions. If at any time the Corporation redeems less than all of the outstanding shares of Non-Voting 8% Preferred Stock, such redemption will be made from the holders of Non-Voting 8% Preferred Stock on a pro rata basis based upon the number of shares of Non-Voting 8% Preferred Stock held by each stockholder.

          6. Restrictions and Limitations. The Corporation shall not amend this Restated Certificate of Incorporation without the approval, by vote or written consent, of the holders of at least a majority of the then outstanding shares of Non-Voting 8% Preferred Stock, voting together as a separate class, if such amendment would amend any of the rights, preferences, privileges or limitations provided for herein for the benefit of any shares of Non-Voting 8% Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend this Restated Certificate of Incorporation without the approval by the holders of at least a majority of the then outstanding shares of Non-Voting 8% Preferred Stock, voting separately as a separate class, if such amendment would:

                    (i) change the relative seniority rights of holders of Non-Voting 8% Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation;

                    (ii) reduce the amount  payable to the holders of Non-Voting
               8% Preferred Stock in the event of a Liquidity Event, or change the relative seniority of the liquidation preferences of the holders of Non-Voting 8% Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Non-Voting 8% Preferred Stock;

                    (iii) cancel or modify the redemption  rights of the holders of Non- Voting 8% Preferred Stock provided for in Section A.5 of Article Fourth; or

                    (iv) cancel or modify the rights of the holders of Non-Voting 8% Preferred Stock provided for in this Section A.6 of Article Fourth.

          7.   Notices of Record Date. In the event of:

               (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or


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



               (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation or to any other entity or person, or

          (c) any Liquidity Event, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Non-Voting 8% Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, merger, transfer of assets or Liquidity Event is expected to become effective and
     (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities, including Non-Voting 8% Preferred Stock and Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or other securities, including Non-Voting 8% Preferred Stock and Series A Preferred Stock) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, merger, transfer of assets or Liquidity Event. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

     8. No Reissuance of Non-Voting 8% Preferred Stock. No share or shares of NonVoting 8% Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Non-Voting 8% Preferred Stock accordingly.

     B.   Series A Preferred  Stock.  The powers,  preferences and rights of the
          shares  of  Series  A  Preferred   Stock,   and  the   qualifications,
          limitations or restrictions thereof, are as follows:

          1. Designation and Amount. The Corporation shall be authorized to issue 50,000 shares of preferred stock designated as Series A Convertible Participating Preferred Stock, par value $.01 per share.

               The date on which the Corporation initially issues any shares of Series A Preferred Stock will be deemed to be its "date of issuance" regardless of the number of times transfer of such shares of Series A Preferred Stock is made on the stock records of the Corporation, and regardless of the number of certificates which may be issued to evidence such shares of Series A Preferred Stock.


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



        2.     Dividends.

               (a) Cumulative Dividends. In preference to the holders of shares of Common Stock and of any other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to the payment of dividends, the Corporation will pay cumulative quarterly dividends on the Series A Preferred Stock if, when and as declared by the Board of Directors of the Corporation, and to the extent permitted under the General Corporation Law of the State of Delaware, which shall accrue on a daily basis (computed on the basis of a 360-day year and actual days elapsed) at the rate per annum of eight percent (8%) per share of Series A Preferred Stock calculated as a percentage of $1,000 (plus accrued and unpaid dividends), compounded quarterly from and including January 29, 1999 until the redemption of the Series A Preferred Stock and payment in full of the Series A Preferred Stock Liquidation Amount (as defined below), with payment being calculated up to and including the date on which full payment shall be tendered to the holders of Series A Preferred Stock.

               Such dividends will accrue and be cumulative whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

               If the Corporation elects not to redeem Series A Preferred Stock upon the occurrence of a Series A Preferred Stock Optional Redemption Event (defined below), the eight percent (8%) dividend rate will automatically increase to (i) ten percent (10%) per annum upon the occurrence of a Series A Preferred Stock Optional Redemption Event,
          (ii) eleven percent (11%) per annum on the first annual anniversary date of such Series A Preferred Stock Optional Redemption Event and
          (iii) twelve percent (12%) per annum on the second anniversary date of such Series A Preferred Stock Optional Redemption Event.

               A "Series A Preferred Stock Optional Redemption Event" shall mean
          (i) the closing of a Public Offering (as defined in Section A.2(a) of Article Fourth) of the Corporation's capital stock pursuant to a registration statement effected under the Securities Act of 1933, as amended, (ii) the occurrence of a Change of Control under the terms of the Indentures, or (iii) the occurrence of a "Series A Change of Control" (defined below). A "Series A Change of Control" shall mean:
          (a) a majority of the members of the Board of Directors of the Corporation change, except for changes resulting from changes in the designee of any investor who had the contractual right to designate a member of the Board of Directors on January 29, 1999 or (b) a sale of all or substantially all of the assets of the Corporation. A Change of Control under the Indentures or a Series A Change of Control described in clause (a) of the immediately preceding sentence of this paragraph shall be deemed to occur fifteen (15) days after the event causing such Change of Control occurs. As used herein, the terms "TH Lee Shareholders," "Management Shareholders," and "Permitted Transferees" shall have the meanings ascribed to them in the Shareholders' Agreement.


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



               (b) Participating Dividends. If and whenever the Corporation shall at any time or from time to time declare and pay a cash dividend on its outstanding Common Stock, then the holders of Series A Preferred Stock shall be entitled to receive from the Corporation, with respect to each share of Series A Preferred Stock held, a preferential dividend equal in amount to the same dividend to be received by a holder of the number of shares of Class B Common Stock into which such share of Series A Preferred Stock is convertible on the record date for such dividend (assuming conversion at the option of the holder). Any such dividend shall be paid on the Series A Preferred Stock at the same time such dividend shall be paid on the Common Stock.

               (c) Distributing Partial Dividend Payments. If at any time the Corporation distributes less than the total amount of dividends then accrued with respect to Series A Preferred Stock, such payment will be distributed among the holders of Series A Preferred Stock so that an equal amount will be paid (as nearly as possible) with respect to each outstanding share of Series A Preferred Stock.

               (d) Priority. So long as any shares of Series A Preferred Stock remain outstanding, neither the Corporation nor any Subsidiary (as defined in Section A.2(c) of Article Fourth) will redeem, purchase or otherwise acquire any other equity security of the Corporation ranking junior to Series A Preferred Stock in right to payment now or hereafter outstanding, including, without limitation, the Common Stock (for purposes only of this Section B of Article Fourth, all such securities collectively, the "Junior Equity"), nor will the Corporation declare or pay any cash dividend (including accrued dividends) or make any distribution of assets other than shares of Junior Equity upon any Junior Equity; provided that nothing herein shall prohibit the Corporation from acquiring Common Stock of the Corporation pursuant to contractual rights approved by the Board of Directors of the Corporation.

          3.   Liquidation, Dissolution or Winding Up.

               (a) Treatment at Liquidation, Dissolution and Winding Up. In the event of a Liquidity Event (as defined Section A.3(a) of Article Fourth), before any distribution or payment may be made with respect to the Junior Equity, holders of each share of Series A Preferred Stock shall be entitled to be paid, out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or capital earnings, an amount in cash equal to the Series A Preferred Stock Liquidation Amount (defined below).

          The "Series A Preferred Stock Liquidation Amount" is that amount equal to the greater of (i) $1,000 per share of Series A Preferred Stock (which amount, together with the other share and per share numbers used in this Section B of Article Fourth, shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the class or series of stock in question), plus accrued and unpaid dividends from the date of issuance thereof up to and including the date full payment shall be tendered to the

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



          holders of Series A Preferred Stock with respect to a Liquidity Event (or, if applicable, an SA Redemption Event as defined below), and (ii) an amount per share of Series A Preferred Stock equal to the amount which would have been distributable with respect to the number of shares of Class B Common into which such shares of Series A Preferred Stock would be convertible as of the date immediately prior to the Liquidity Event (or, if applicable, an SA Redemption Event) had the Corporation been liquidated as of such date, such per share amount to be based on the value of the Corporation on a liquidated basis and to be agreed upon by the Corporation and both TH Lee and Belron or, absent such agreement within fifteen (15) days following the Liquidity Event (or, if applicable, an SA Redemption Event, if applicable), as determined by an independent appraiser selected by the Corporation, the fees and expenses of which appraiser shall be borne by the Corporation.

               If, upon any such Liquidity Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to permit payment to the holders of Series A Preferred Stock of the full amount of the Series A Preferred Stock Liquidation Amount to which they are entitled to be paid, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

               After the payment of the Series A Preferred Stock Liquidation Amount shall have been made in full to the holders of Series A Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the accounts of holders of Series A Preferred Stock so as to be available for such payment, the holders of Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation, and the remaining assets of the Corporation legally available for distribution to its stockholders shall be distributed among the holders of other classes of securities of the Corporation in accordance with their respective terms.

               (b) Distributions in Cash. The Series A Preferred Stock Liquidation Amount shall be paid in cash to the extent the Corporation has cash available. Whenever a distribution provided for in this Section B.3 of Article Fourth is payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

4.   Voting Power. Except as otherwise required by law or as provided in Section
     B.7 of Article Fourth or in the Shareholders' Agreement, the holders of Series A Preferred Stock shall not be entitled to vote on, and their consent shall not be required with respect to, any corporate matters.

5.   Redemption.

          (a) Optional Redemption Rights. At any time, including upon the occurrence of a Series A Preferred Stock Optional Redemption Event, the Corporation may redeem Series A Preferred Stock at its option, in whole or in part, in exchange for an amount per share equal to the Series A Preferred Stock Liquidation Amount (any such redemption referred to herein as an "SA Redemption Event"). The Corporation shall provide each holder of Series A Preferred Stock not less than fifteen (15) days' prior written notice of the pending occurrence of an SA Redemption Event.

          (b) Surrender of Certificates. Each holder of shares of Series A Preferred Stock to be redeemed under this Section B.5 of Article Fourth shall surrender the certificate or certificates representing such shares to the Corporation at the principal office of the Corporation, and thereupon the Series A Preferred Stock Liquidation Amount for such shares shall be paid to the order of the person whose name appears on such certificate or certificates. Irrespective of whether the certificates therefor shall have been surrendered, all shares of Series A Preferred Stock which are the subject of the redemption shall be deemed to have been redeemed and shall be canceled effective as of an SA Redemption Event unless the Corporation shall default in the payment of the Series A Preferred Stock Liquidation Amount.

          (c) Partial Redemptions. If at any time the Corporation redeems less than all of the outstanding shares of Series A Preferred Stock, such redemption will be made from the holders of Series A Preferred Stock on a pro rata basis based upon the number of shares of Series A Preferred Stock held by each stockholder.

6.   Conversion of the Series A Preferred Stock.

          (a) Conversion Rights. At any time and from time to time (including, without limitation, up to immediately prior to an SA Redemption Event), any holder of shares of Series A Preferred Stock shall have the right to exchange such holder's shares of Series A Preferred Stock as follows: (i) each share of Series A Preferred Stock held by any person shall be exchangeable for such number of shares of Class B Common equal to (i) $1,000 divided by (ii) the Conversion Price. "Conversion Price" means $4.72, subject to adjustment as provided in Section B.6(b) of Article Fourth.

          (b) Adjustment of Conversion Price.

               (i) If and  whenever  the  outstanding  shares  of Class B Common shall be subdivided into a greater number of shares of Class B Common or a stock dividend is declared in respect of shares Class B Common, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or stock dividend becomes effective shall be proportionately decreased, and conversely, in case the outstanding shares of Class B Common shall be combined into a smaller number of shares of Class B Common, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, with such decrease or

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          increase,  as the case may be, to become effective  immediately  after the opening of business on the day following the day upon which such subdivision, stock dividend or combination becomes effective.

               (ii) If and whenever the Corporation issues shares of Class B Common or securities exercisable for or convertible into shares of Class B Common (other than (A) pursuant to the exercise of employee stock options, (B) as consideration in connection with acquisitions approved by the Board of Directors of the Corporation, or (C) in a Public Offering (as defined in Section A.2(a) of Article Fourth) at a price which is less than $4.72 per share, the Conversion Price shall be adjusted to the result obtained by multiplying the Conversion Price in effect immediately prior to the date of such issuance by a fraction:

                    (A) the  numerator of which shall be the per share  issuance price; and

                    (B) the denominator of which shall be $4.72.

               (iii)  Notwithstanding  the  foregoing,   no  adjustment  in  the
          Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided, however, that any adjustments which by reason of this clause (iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph (b) shall be made by the Corporation and shall be made to the nearest cent or to the nearest one one-hundredth of a share, as the case may be.

               No adjustment need be made for rights to purchase shares of Class B Common pursuant to a Corporation plan for reinvestment of dividends or interest.

               (iv) In the event of any reclassification or change of outstanding shares of Class B Common, including in connection with a merger, consolidation or similar transaction (other than a change as a result of a subdivision or combination) (a "Reclassification"), each share of Series A Preferred Stock then outstanding shall thereafter be convertible into the kind and amount of shares and other securities or properties receivable upon such Reclassification by a holder of that number of shares of Class B Common issuable upon conversion of such share of Series A Preferred Stock.

               The above provisions of this clause (iv) shall similarly apply to successive Reclassifications. If this clause (iv) applies to any event or occurrence, the adjustments provided for in clauses (i) and (ii) shall not apply to such event or occurrence.

               (v) In any case where the application of the foregoing provisions results in an decrease in the Conversion Price taking effect immediately after the record date for a specific event, if any share of Series A Preferred Stock is converted after that record date and prior to completion of the event, the Corporation may postpone the issuance to the holder of the additional shares of Class B Common to which it is entitled by reason of the decrease in the Conversion Price but such additional shares of Class B Common shall be so issued and delivered to that holder upon completion of the event and the Corporation shall, in the interim, deliver to the holder an appropriate instrument evidencing his right to receive such additional shares of Class B Common.

               (c) Surrender of Certificates. From and after such time as the shares of Series A Preferred Stock are exchangeable pursuant to Section B.6(a) of Article Fourth, each such share of Series A Preferred Stock may be exchanged as set forth above and in the following manner: each holder of shares of Series A Preferred Stock wishing to exchange shares of Series A Preferred Stock for shares of Class B Common shall surrender the certificate or certificates representing such shares to the Corporation at the principal office of the Corporation, and thereupon the Corporation shall cause such shares to be exchanged and shall, within three (3) business days after receipt of a duly endorsed certificate or duly endorsed certificates representing such shares, cause to be issued to such holder thereof a certificate for shares of Class B Common for the number of shares of Class B Common issuable in exchange therefor pursuant to Section B.6(a) of Article Fourth.

7.   Restrictions and Limitations.

               The Corporation shall not amend this Restated Certificate of Incorporation without the approval, by vote or prior written consent, of both TH Lee and Belron, if such amendment would amend any of the rights, preferences, privileges or limitations provided for herein for the benefit of any shares of Series A Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend this Restated Certificate of Incorporation without the approval of both TH Lee and Belron, if such amendment would:

               (i) change the relative seniority rights of holders of Series A Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation;

               (ii) reduce the amount payable to the holders of Series A Preferred Stock upon a Liquidity Event or a Series A Preferred Stock Redemption Event, or change the relative seniority of the liquidation preferences of the holders of Series A Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Series A Preferred Stock;

               (iii) cancel or modify the redemption rights or the conversion rights of the holders of Series A Preferred Stock provided for in Sections B.5 and B.6 of Article Fourth;

               (iv) authorize, create, designate or issue any class or series of capital stock, or any security which can be converted into or exchanged for any class or series of capital stock, having priority over, or ranking pari passu with, the Series A Preferred Stock as to dividends, redemption rights or rights upon a Liquidity Event or a Series A Preferred Stock Redemption Event; or

               (v) cancel or modify the rights of the holders of Series A Preferred Stock provided for in this Section B.7 of Article Fourth.

               As used herein, the terms "TH Lee" and "Belron" have the meanings ascribed to them in the Shareholders' Agreement.

8.   Notices of Record Date. In the event of:

     (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

     (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation or to any other entity or person, or

     (c) any Liquidity Event,

          then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying
          (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, merger, transfer of assets or Liquidity Event is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities, including Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or other securities, including Series A Preferred Stock) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, merger, transfer of assets or Liquidity Event. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

9. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

10. Conflict. In the event of any conflict or inconsistency between any of the provisions herein related to the Series A Preferred Stock and any of the provisions herein related to the Non-Voting 8% Preferred Stock, such conflict or inconsistency shall be resolved in favor of the Series A Preferred Stock.

C. Common Stock. Except as otherwise provided in this Section C of Article Fourth or as otherwise required by applicable law, all shares of Class A Common and Class B Common shall be identical in all respects and shall entitle the holders thereof to the same rights, preferences and privileges, subject to the same qualifications, limitations and restrictions, as set forth herein. The powers, preferences and rights of the shares of Class A Common and Class B Common, and the qualifications, limitations or restrictions thereof, are as follows:

     1. Dividends. If, when and as dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Class A Common and the holders of Class B Common shall be entitled to receive such dividends pro rata at the same rate per share, in the same kind, and at the same time for each class of Common Stock; provided that (i) if dividends are declared or paid in shares of Common Stock, the dividends payable to the holders of Class A Common shall be payable in shares of Class A Common and the dividends payable to holders of Class B Common shall be payable in shares of Class B Common, and (ii) if the dividends consist of other voting securities of the Corporation, the Corporation shall pay to each holder of Class B Common dividends consisting of non-voting securities (except as otherwise required by law) of the Corporation which are otherwise identical to the voting securities and which are convertible into such voting securities on the same terms as the Class B Common is convertible into the Class A Common.

     2. Dissolution, Liquidation or Winding-Up. In the event of any Liquidity Event (as defined in Section A.3(a) of Article Fourth, after payment or provision for payment of the debts and other liabilities of the Corporation and of the amounts to which the holders of any outstanding shares of any capital stock ranking senior in preference to the Common Stock including, without limitation, Series A Preferred Stock and Non-Voting 8% Preferred Stock, the holders of the Class A Common and the holders of the Class B Common shall be entitled to participate pro rata at the same rate per share of each class of Common Stock in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding up of the Corporation. The Board of Directors of the Corporation, in good faith, shall determine the fair market value, as of the date of distribution, of any property (other than cash) distributed in the event of any dissolution, liquidation or winding-up of the affairs of the Corporation (and such fair market value shall be the amount received in such dissolution, liquidation or winding-up by the stockholders by reason of the distribution of the property). Any determination made by the Board of Directors of the Corporation pursuant to this Section C.2 of Article Fourth shall be final and binding on the Corporation and all holders of Common Stock.

     3. Voting Power. Except as otherwise provided in this Section C.2 of Article Fourth or as otherwise required by applicable law, the holders of Class A Common shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders, and the holders of Class B Common shall have no right to vote on any matters to be voted on by the Corporation's stockholders.

     4.   Conversion of the Class B Common.

               (a) Conversion Rights. Any holder of shares of Class B Common shall have the right to exchange such holder's shares of Class B Common as follows: (i) any time on or after the Triggering Day, all shares of Class B Common held by any person shall be exchangeable, on a one-for-one basis, for shares of Class A Common and (ii) upon or any time after the sale, which is not a Permitted Transfer, to any person, such shares of Class B Common which have been so sold shall be exchangeable for shares of Class A Common. The terms "Triggering Day" and "Permitted Transfer" shall have the meanings set forth in the Shareholders' Agreement.

               (b) Surrender of Certificates. From and after such time as the shares of Class B Common are exchangeable pursuant to Section C.4(a) of Article Fourth, each such share of Class B Common may be exchanged for one share of Class A Common in the following manner: each holder of shares of Class B Common wishing to exchange shares of Class B Common for shares of Class A Common shall surrender the certificate or certificates representing such shares to the Corporation at the principal office of the Corporation, and thereupon the Corporation shall cause such shares to be exchanged for the same number of shares of Class A Common. The Corporation shall, within three (3) business days of receipt of a duly endorsed certificate or duly endorsed certificates representing shares of Class B Common, cause to be issued to such holder thereof a certificate for shares of Class A Common equal in number to the shares of Class B Common represented by the certificate(s) which had been surrendered for exchange by such beneficial holder.

               FIFTH: The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

               SIXTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

               SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall -------- ------- not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General

          Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of Article Seventh by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

               EIGHTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

               NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     5. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said Safelite Glass Corp. has caused this Restated Certificate of Incorporation to be signed by David W. Wood, its Secretary, this ___ day of January, 1999.

                              SAFELITE GLASS CORP.


                                            By: /s/ David W. Wood
                                                  David W. Wood, Secretary

















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